United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

_X_  Form 10-K/10KSB
___  Form 20-F
___  Form 11-K
___  Form 10-Q/10-QSB
___  Form N-SAR

For Period Ended :  December 31, 2001

___  Transition Report on Form 10-K/10KSB
___  Transition Report on Form 20-F
___  Transition Report on Form 11-K
___  Transition Report on Form 10-Q/10QSB
___  Transition Report on Form N-SAR

For the Transition Period Ended: _____________________________________

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PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:   MANAGEMENT OF ENVIRONMENTAL SOLUTIONS &
                           TECHNOLOGY  CORP.

Address of Principal Executive Office: Achillesstraat 95-97, 1076 PX

City, State and Zip Code:              Amsterdam, The Netherlands

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rul 12b-25(b){section 23,047], the following should be completed. (Check box if appropriate)

_X_        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
_X_        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the prescribed due day;
                and
___        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail why the Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Audited financial statements have not yet been completed by the Company's accountants. The auditors indicate the completed audit should be available within the extension period to allow for timely filing.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Steve Plowman                206                  623-7450
     __________________      ____________        _____________________
     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           ___ Yes  _X_ No

Form 10QSB for the period ended September 30, 2001

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          ___ Yes  _X_ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                SIGNATURE
************************************************************************

MANAGEMENT  OF  ENVIRONMENTAL  SOLUTIONS  &  TECHNOLOGY  CORP.
(Registrant)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By:  /s/ Steve Plowman                   Date:  April 1, 2002
_____________________________________    ______________________________
Company Council